Exhibit 2.5
     Stock Purchase Agreement dated as of February 8, 2002 between
         Capital Equities, Inc. and Silk Botanicals.Com, Inc.


                        STOCK PURCHASE AGREEMENT
                        ------------------------

    THIS STOCK PURCHASE AGREEMENT, made as of the 8th day of February, 2002, by and among SILK BOTANICALS.COM, INC., a Florida corporation ("Buyer"), CAPITAL EQUITIES GROUP INC., a Nevada corporation
("Company"), and STARK INDUSTRIES INC. and GALDAR INVESTMENTS, INC. (hereinafter referred to individually as a "Shareholder" and, collectively, as the "Shareholders");

                                BACKGROUND
                                ----------

    A. Shareholders own ONE HUNDRED PERCENT (100%) of the issued and outstanding shares of capital stock of Company, the number of such shares owned by each of the Shareholders is set forth opposite the names of the respective Shareholders on Exhibit A(1);
                                        -------------

    B. Buyer desires to acquire ONE HUNDRED PERCENT (100%) of the issued and outstanding capital stock of Company held by the Shareholders in exchange solely for shares of voting stock of Buyer on the terms and conditions hereinafter set forth; and

    C. Company has certain revenue streams and businesses and business opportunities that Buyer desires to acquire (the "Business");

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

    1. Acquisition of Stock; Restrictions on Transfer. On the Closing Date (as hereinafter defined), the Shareholders shall convey, transfer and assign, upon the terms and conditions herein set forth, to Buyer, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description, and Buyer shall accept from the Shareholders, ONE HUNDRED PERCENT (100%) of the outstanding capital stock of Company held by the Shareholders in exchange for TEN MILLION (10,000,000) shares of Buyer's Common Stock on the Closing Date to be delivered as defined in Exhibit D to each Shareholder in the amount set forth on Exhibit A(2). Buyer Stock is deemed "Restricted Securities" as defined by Rule 144 of the 1933 Act (as defined herein). This Stock Purchase Agreement is intended as a plan of reorganization within the provisions of Sec. 368(a) of the Internal Revenue Code of 1986, as amended.

    2A. Representations and Warranties of Buyer with Respect to Buyer. As material inducement to Company to enter into this Agreement and to close hereunder, Buyer hereby makes the following representations, warranties and agreements to and with Company:

         2A.1    Due Organization; Capitalization and Articles, Bylaws
and Records.




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
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    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the full corporate power and authority to own its properties, carry on its business as it is now being conducted and perform its obligations under all Contracts (as herein defined), and is duly qualified to do business as a foreign corporation in the jurisdictions specified in
Part 2.1 of the Disclosure Schedule ("Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) attached hereto as Exhibit "B" which is attached to the Agreement and incorporated in the Agreement by reference), which constitutes all the jurisdictions in which Company conducts any business. The authorized capital stock of Company consists of FIFTY MILLION (50,000,000) shares of Preferred Stock, $.001 par value per share, of which SIX MILLION FOUR HUNDRED EIGHTY NINE THOUSAND ONE HUNDRED NINETEEN (6,489,119) shares are presently issued and outstanding; and each of the convertible shares converts to one (1) share of common stock ); and THREE HUNDRED MILLION (300,000,000) shares of Common Stock, $.001 par value per share, of which TWENTY SIX MILLION THREE HUNDRED TWENTY ONE THOUSAND FOUR HUNDRED FIFTY FIVE(26,321,455shares are outstanding, free and clear of all liens, encumbrances, security agreements options, claims, charges and restrictions, all of which outstanding shares are validly issued, fully paid and non-assessable. Buyer is a Section 12g reporting company, under the Securities Exchange Act, which trades on the OTC Bulletin Board under the symbol 'SILK'.

     There are no shares of Buyer's capital stock held in its treasury. Other than as described in Buyer's report on Form 10-QSB for the period ended November 30, 2001, and in subsequent reports filed with the Securities Exchange Commission, there are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of Buyer, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements or other instruments or agreements. There are no outstanding stock appreciation rights or similar rights measured with respect to any of Buyer's capital stock, nor are there any instruments, or agreements giving anyone the right to acquire any such rights. The minute books and stock records of Buyer are complete and accurate and all signatures included therein are the genuine signatures of the persons indicated as signing. Buyer is not in default under or in violation of any provision of its Articles of Incorporation or its Bylaws. The books of account, stock records, minute books and other records of Buyer are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices.


         2A.2  Authority; Binding Nature of Agreements.
               ----------------------------------------

               1.1.1 Buyer has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by Buyer in connection with




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                                 2 OF 35




this Agreement, and the execution, delivery and performance by Buyer of this Agreement and such other agreements, certificates and instruments have been duly authorized by all necessary action on the part of Buyer and its shareholders, Board of Directors and officers. Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights.


    2A.3    Non-Contravention; Consents. To the best knowledge of
Company, neither the execution and delivery of any of this Agreement, nor the consummation or performance of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time):

                    2A.3.1   Contravene, conflict with or result
in a violation of (i) any of the provisions of Buyer's articles of incorporation or Bylaws, or (ii) any resolution adopted by Buyer's shareholders, Buyer's Board of Directors or any committee of Buyer's Board of Directors;

                    2A.3.2   Contravene, conflict with or
result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, or any of the assets owned or used by Buyer, is subject;

                    2A.3.3   Cause Company to become subject to,
or to become liable for the payment of, any Tax;

                    2A.3.4   Contravene, conflict with or result in
a violation or breach of, or result in a default under, any provision of any of the Contracts;

                    2A.3.5   Give any Person the right to
(i) declare a default or exercise any remedy under any Contract,
(ii) accelerate the maturity or performance of any Contract, or
(iii) cancel, terminate or modify any Contract;

                    2A.3.6   Give any Person the right to any
payment by Buyer or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Buyer in favor of any Person, in any such case as a result of the change in control of Buyer or otherwise resulting from the transactions contemplated hereby;

    2. Representations and Warranties of Company with Respect to Company. As material inducement to Buyer to enter into this Agreement and to close hereunder, Company hereby makes the following




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
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representations, warranties and agreements to and with Buyer:

         2.1 Due Organization; Capitalization and Articles, Bylaws and Records.

    Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the full corporate power and authority to own its properties, carry on its business as it is now being conducted and perform its obligations under all Contracts (as herein defined), and is duly qualified to do business as a foreign corporation in the jurisdictions specified in
Part 2.1 of the Disclosure Schedule ("Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) attached hereto as Exhibit "B" which is attached to the Agreement and incorporated in the Agreement by reference), which constitutes all the jurisdictions in which Company conducts any business. The authorized capital stock of Company consists of TWENTY FIVE THOUSAND (25,000) shares of Common Stock, no par value per share, of which TWENTY FIVE THOUSAND (25,000) shares are outstanding and owned by the Shareholders, free and clear of all liens, encumbrances, security agreements options, claims, charges and restrictions, all of which outstanding shares are validly issued, fully paid and non-assessable.

    There are no shares of Company's capital stock held in its treasury. There are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of Company, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements or other instruments or agreements. There are no outstanding stock appreciation rights or similar rights measured with respect to any of Company's capital stock, nor are there any instruments, or agreements giving anyone the right to acquire any such rights. Each Shareholder has delivered to the Buyer accurate and complete copies of the stock certificates evidencing the Shares. The minute books and stock records of Company are complete and accurate and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of Company's minute books and stock records, including Company's Articles of Incorporation and Bylaws and all amendments to both, have been delivered to the Buyer. Company is not in default under or in violation of any provision of its Articles of Incorporation or its Bylaws. The books of account, stock records, minute books and other records of Company are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices.


         2.2  Authority; Binding Nature of Agreements.
              ----------------------------------------




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
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              2.2.1    Company has the absolute and unrestricted
right, power and authority to enter into and to perform its obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by Company in connection with this Agreement, and the execution, delivery and performance by Company of this Agreement and such other agreements, certificates and instruments have been duly authorized by all necessary action on the part of Company and the Shareholders, Board of Directors and officers. Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights.

         2.2.2 Each of the Shareholders has the absolute and unrestricted right, power and capacity to enter into and to perform their respective obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by each Shareholder in connection with this Agreement, and the execution, delivery and performance by such Shareholder of this Agreement and such other agreements, certificates and instruments have been duly authorized by all necessary action on the part of the respective Shareholder. Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of each Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights.

         2.3 Non-Contravention; Consents. To the best knowledge of Company, neither the execution and delivery of any of this Agreement, nor the consummation or performance of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time):

              2.3.1 Contravene, conflict with or result in a violation of (i) any of the provisions of Company's articles of incorporation or Bylaws, or (ii) any resolution adopted by the Shareholders, Company's Board of Directors or any committee of Company's Board of Directors;

              2.3.2 Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Company or any Shareholder, or any of the assets owned or used by Company, is subject;

              2.3.3 Cause Company to become subject to, or to become liable for the payment of, any Tax;




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 5 OF 35




              2.3.4 Contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Contracts;

              2.3.5 Give any Person the right to (i) declare a default or exercise any remedy under any Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any Contract;

              2.3.6 Give any Person the right to any payment by Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Company in favor of any Person, in any such case as a result of the change in control of Company or otherwise resulting from the transactions contemplated hereby;

         2.4  Financial Statements.
              ---------------------

              2.4.1 Company has delivered to the Buyer the following financial statements and notes, which are included in Part 2.4 of the Disclosure Schedule (collectively, the "Financial Statements"):

                      (a) The unaudited balance sheets of Company as of February 1, 2002 (the "Unaudited Interim Balance Sheet").

                      (b) The Financial Statements are complete and correct, in accordance with the books and records of Company, present fairly and accurately the financial position of Company as of the respective dates thereof and the results of operations and changes in shareholder's equity and fund balance and cash flows of Company and the Selling Shareholder for the respective periods covered thereby, and have been prepared in conformity with GAAP applied on a consistent basis, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments, the effect of which will not be material, and the absence of notes.

         2.5  Liabilities.
              ------------

              2.5.1   Company has no Liabilities, except for:

                      (a)     liabilities reflected as part of the
Unaudited Interim Balance Sheet;

                      (b) liabilities (of the type required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP incurred by Company in the ordinary course of business since February 1, 2002, none of which individually or in the




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 6 OF 35




aggregate had or will have an material adverse effect on the business of Company or its property, assets, financial condition, earnings, profits or prospects; and

                      (c) Company's obligations under the Contracts listed in Part 2.5 of the Disclosure Schedule and under Excluded
Contracts.

             2.5.2   Part 2.5 of the Disclosure Schedule:

                      (a) provides an accurate and complete breakdown and aging of Company's accounts payable as of February 1, 2002;

                      (b) provides an accurate and complete breakdown of all customer deposits and other deposits held by Company as of ;

                      (c) provides an accurate and complete breakdown of Company's long term debt as of the date of this Agreement; and

                      (d) accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received more than $5,000 from Company from July 30, 2001 through February 1, 2002. Except as disclosed in Part 2.5 of the Disclosure Schedule, neither Company nor the Shareholder has any notice of or reason to believe that any of the suppliers listed in this
Part 2.5 of the Disclosure Schedule will not continue to be suppliers of Company after the Closing.

         2.6  Absence of Changes.
              -------------------

              2.6.1 Except as set forth in Part 2.6 of the Disclosure Schedule since February 1, 2002:
                      (a) To the best of Company's knowledge, there has not been any material adverse effect in Company's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects, and to Company's or any Shareholder's knowledge, no event has occurred that likely would have an adverse effect on Company's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects;

                      (b) To the best of Company's knowledge, Company has not entered into any transaction of any kind or taken any other action outside the ordinary course of business;

                      (c) To the best of Company's knowledge, Company has not implemented any change affecting the banking and safe deposit arrangements or powers of attorney or grants of agency in effect for Company, any new bank accounts or safe deposit boxes opened for




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 7 OF 35




Company, or any new powers of attorney or grants of agency executed or made by Company;

                      (d) To the best of Company's knowledge, Company has not failed to perform any of its obligations in any material respect or suffering or permitting any default to exist under, or receipt of a notice of termination, breach or default with respect to any contract to which any of them is a party or by which it or any of its property may be bound or affected;

                      (e) To the best of Company's knowledge, Company has not transferred or granted any rights in or entered into any settlement regarding its proprietary assets;

                      (f) To the best of Company's knowledge, Company has used its best efforts to preserve its business organization intact, to keep available the services of its employees and to preserve its relationships with its customers, suppliers and others with whom it deals; and

                      (g) To the best of Company's knowledge, Company has not agreed or committed (in writing or otherwise), to take any of the actions referred to in clauses "c" through "f" above.

         2.7   Real Estate.
               ------------

              2.7.1 To the best of Company's knowledge, Company has no right, title or interest in, or any obligation or duty relating to, any real estate or real property, except for its interest as an owner (in any legal capacity: partner, limited partner, joint tenancy, etc.) or as tenant, lessee, subtenant or sublessee under the leases disclosed on Part 2.7 of the Disclosure Schedule (the "Real Property/Leases");

              2.7.2 (1) All written and oral leases or subleases (collectively, the "Leases") of the Leased Properties are disclosed on
Part 2.7 of the Disclosure Schedule, including for each its date, the name of the landlord (and owner if different than the landlord), the name of the lessee and any sublessee, the location and use of the property, the monthly base rental payment, any scheduled or formula increases in base rent, a description of any provisions for tax or expense pass-throughs, the amount of any security deposit, the lease expiration date, all options to renew and whether there are any non-disturbance agreements from mortgagees or paramount lessors;
(2) Company has delivered to the Buyer true and complete copies of all Leases, all amendments and supplements thereto and all such non-disturbance agreements; (3) Company is not and, to the Knowledge of Company each Shareholder each landlord under any Lease, is not in material default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a material default by Company to the knowledge of Company and each Shareholder, any landlord under any Lease; and (4) neither the




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 8 OF 35




execution or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any of the Leases.


         2.8 Title to Assets. Except as set forth in Part 2.8 of the Disclosure Schedule, to the best of Company's knowledge, Company owns, free and clear of Encumbrances:

              2.8.1 All assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold by Company since February 1, 2002, in the ordinary course of business);

              2.8.2 All assets acquired by Company since December 31, 2001 (except for inventory sold by Company since February 1, 2002, in the ordinary course of business);

              2.8.3 All assets referred to in Parts 2.9 and 2.10 of the Disclosure Schedule and all of Company's rights under Contracts; and

              2.8.4 All other assets reflected in Company's books and records as being owned by Company.

         2.9  Receivables.
              ------------

              2.9.1 To the best of Company's knowledge, Part 2.9 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts and notes receivable and a list of all other receivables of Company as of July 31, 2001;

              2.9.2 Except as set forth in Part 2.9 of the Disclosure Schedule, all existing accounts receivable of Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since July 31, 2001, and have not yet been collected):

                      (a) Represent valid obligations of customers of Company arising from bona fide transactions entered into in the ordinary course of business;

                      (b) Are current and where known collection problems exist, such problems have been disclosed;

         2.10 Equipment, etc.
              ---------------




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              2.10.1  Part 2.10 of the Disclosure Schedule
consists of a Company capital equipment and depreciation schedule, which describes historical cost and depreciation information with respect to all of Company's capital equipment, furniture, fixtures, improvements and other tangible personal property. Part 2.10 also accurately identifies all material tangible personal property leased to Company;

              2.10.2  Each material asset of Company:

                      (a) Is free of defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted);

                      (b) Complies in all material respects and, to Company's and each Shareholder's Knowledge, is being operated and otherwise used in full compliance with all applicable Legal
Requirements;

                      (c)     Is adequate for the uses to which it is
being put;

                      (d) Is adequate for the conduct of Company's business in the manner in which such business is currently being conducted;

                      (e) Has been maintained in accordance with reasonable maintenance schedules;

                      (f) Is owned by Company free and clear of any Encumbrance; and

                      (g) Is located at Company's principal business office.

         2.11 Tax Matters.
              ------------

              2.11.1 To the best of Company's knowledge, except as set forth in Part 2.11 of the Disclosure Schedule, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body;

              2.11.2  To the best of Company's knowledge,
Part 2.11 of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("Company Returns"). All Company Returns (including monthly payroll returns) (i) have been or will be filed




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                                 10 OF 35




when due, and (ii) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable Legal Requirements. All amounts shown on Company Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with Company Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. Company has delivered to the Buyer accurate and complete copies of Company Returns (other than monthly payroll returns) filed by Company;

              2.11.3 To the best of Company's knowledge, except as disclosed in Part 2.11 of the Disclosure Schedule, Company's liability for unpaid Taxes for all periods ending on or before the date of the Unaudited Interim Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Unaudited Interim Balance Sheet;

              2.11.4  To the best of Company's knowledge,
Part 2.11 of the Disclosure Schedule accurately identifies each examination or audit of any Company Return that has been conducted by any Governmental Body. Company has delivered to the Buyer accurate and complete copies of all audit reports and similar documents (to which Company has access) relating to Company Returns. Except as set forth in Part 2.11 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of Company Returns has been granted (by Company or any other Person), and no such extension or waiver has been requested from Company;

              2.11.5 To the best of Company's knowledge, except as set forth in Part 2.14 of the Disclosure Schedule, no claim or other Proceeding is pending or has been threatened against or with respect, to Company or the Selling Shareholder in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Selling Shareholder or Company. Company has not entered into or become bound by any agreement or consent pursuant to Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Sec. 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing;

              2.11.6 To the best of Company's knowledge, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Sec. 280G or Sec. 162 of the Code;




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              2.11.7  To the best of Company's knowledge, Company
is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract;

              2.11.8 To the best of Company's knowledge, Company is not a United States real property holding corporation within the meaning of Sec. 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Sec. 897(c)(1)(A)(ii) of the Code;

              2.11.9 To the best of Company's knowledge, except as set forth in Part 2.11 of the Disclosure Schedule, Company has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383 or 384 or the federal consolidated return regulations;

              2.11.10 To the best of Company's knowledge, all Taxes required to be withheld from employees, deemed employees or other persons up to and through the Closing Date will have been withheld and timely deposited prior to the Closing;

              2.11.11 To the best of Company's knowledge, the requirements of Sec. 274 of the Code (disallowance of certain entertainment and similar expenses) have been complied with in all material respects;

              2.11.12 To the best of Company's knowledge, no non-deductible expenses have been deducted on the federal income Tax Return for any year open to audit by the Internal Revenue Service;

              2.11.13 To the best of Company's knowledge, except as set forth in Part 2.11 of the Disclosure Schedule, no Internal
Revenue Service or state, county or local tax audit is currently in progress;

              2.11.14 To the best of Company's knowledge, Company is not a party to any safe harbor lease within the meaning of Sec. 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Company has not participated in an international boycott as defined in Code Sec. 999. Company does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and Company is not a party to any joint venture, partnership or other agreement, contract or arrangement (either in writing or verbally, formally or informally) which could be treated as a partnership for federal income tax purposes;

              2.11.15 To the best of Company's knowledge, Company has filed all reports and has created and/or retained all records required under Sec. 6038A of the Code with respect to its ownership by and transactions with related parties. The Shareholders all related




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 12 OF 35

foreign persons and Company have maintained all records required to be maintained under Sec. 6038A with respect to transactions between Company and [the Selling Shareholder or] the related foreign persons. All documents that are required to be created and/or preserved by the Shareholder and related foreign persons with respect to transactions with Company are either maintained in the United States, or Company is exempt from the record maintenance requirements of Sec. 6038A with respect to such transactions under Treasury Regulation Sec. 1.6038A-1. Company is not a party to any record maintenance agreement with the Internal
Revenue Service with respect to Sec. 6038A. Each of the Shareholders and related foreign persons that has engaged in transactions with Company has authorized Company to act as its limited agent solely for purposes of Sections 7602, 7603 and 7604 of the Code with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with Company, and each such authorization remains in full force and effect.

         2.12 Contracts.
              ----------

              2.12.1   To the best of Company's knowledge,
part 2.12 of the Disclosure Schedule identifies each material Contract (the "Contracts"). Except as identified in Part 2.15 of the Disclosure Schedule, all material Contracts are in writing. Company has delivered to Buyer accurate and complete copies of all written material Contracts identified in Part 2.12 of the Disclosure Schedule, including all amendments thereto;

              2.12.2 To the best of Company's knowledge, each Contract is valid and in full force and effect, and is enforceable by Company in accordance with its terms;

              2.12.3 To the best of Company's knowledge, except as set forth in Part 2.11 of the Disclosure Schedule:

                      (a) no person acting for Company has violated or breached, or declared or committed any default under, any Contract;

                      (b) no event has occurred, and no circumstance or condition exists, that likely would (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Contract, (B) give any Person the right to declare a default or exercise any remedy or hinder any Contract, (C) give any Person the right to accelerate the maturity or performance of any Contract, or
(D) give any Person the right to cancel, terminate or modify any Contract;

                      (c) Company has not waived any of its rights under any Contract.





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                                 13 OF 35




              2.12.4 To the best of Company's knowledge, each Person against which Company has or may acquire any rights under any Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities to Company;

              2.12.5 To the best of Company's knowledge, except as set forth in Part 2.12 of the Disclosure Schedule:

                      (a) Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the ordinary course of business; and

                      (b) Company has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

              2.12.6   To the best of Company's knowledge, the
performance of the Contracts will not result in any violation of or failure to comply with any Legal Requirement;

              2.12.7 To the best of Company's knowledge, except as identified in Part 2.12 of the Disclosure Schedule, no Person is materially renegotiating, or has the contractual right to materially renegotiate, any amount paid or payable to Company under any Contract or any other term or provision of any Contract;

              2.12.8 To the best of Company's knowledge, the Contracts identified in Part 2.12 of the Disclosure Schedule and the Excluded Contracts collectively constitute all of the Contracts necessary to enable Company to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted;

              2.12.9 To the best of Company's knowledge, except as set forth in Part 2.12 of the Disclosure Schedule: (i) the Contracts of Company, including but not limited to those described in Part 2.12 of the Disclosure Schedule, are legally valid, binding and enforceable agreements of Company, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights, and, to the Knowledge of Company and each Shareholder, the other parties thereto; Company is not and, to the Knowledge of Company and each Shareholder, no other party to any such Contract is in violation of or in default under such Contracts and no event or circumstances have occurred which constitute, or after notice or lapse of time or both would constitute, a violation or default thereunder on the part of Company or, to the Knowledge of Company and each Shareholder, any other




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 14 OF 35




party thereto or result in a right to accelerate or loss of rights; and such Contracts will continue to be binding in accordance with their terms after the Closing, assuming any Consents listed in Part 2.12 of the Disclosure Schedule are obtained; (ii) Company has fulfilled all obligations required pursuant to each Contract to have been performed by it, and Company and the Shareholders have no reason to believe that Company will not be able to fulfill all of its obligations under the Contracts which remain to be performed after the date hereof, and
(iii) none of the payments required to be made under any Contract has been prepaid by more than 30 days prior to the due date of such payment thereunder and the estimated cost to complete any Contract of Company, plus expenses incurred by them on that Contract, will not exceed the total Contract price.


         2.13 Proprietary Assets.
              -------------------

              2.13.1  Attached as Part 2.13 of the Disclosure
Schedule is (i) a description of all Proprietary Assets owned by, licensed to or used in the business of Company together with a designation of ownership, and (ii) a listing of all agreements or arrangements which affect the ownership or use of any Proprietary Asset. Except as set forth in Part 2.13 of the Disclosure Schedules, Company is, or upon consummation of the transactions contemplated hereby will be, the owner of all right, title and interest in and to each such Proprietary Asset free and clear of all Encumbrances or has the right to use, free and clear of royalties or any claims or rights of others, such Proprietary Assets;

              2.13.2 To the best of Company's knowledge, Company has taken all measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset identified or required to be identified in Part 2.13 of the Disclosure Schedule;

              2.13.3 To the best of Company's knowledge, except as set forth in Part 2.13 of the Disclosure Schedule, all current and former employees and consultants of Company have executed an agreement regarding confidentiality and proprietary information substantially in the form or forms attached as Exhibit "C." To Company's and each Shareholder's Knowledge, none of the employees or consultants of Company is in violation thereof;

              2.13.4 To the best of Company's knowledge, Company is not infringing, and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of, any Proprietary Asset owned or used by any other Person. To the best Knowledge of Company and each Shareholder, no other Person is infringing, and no Proprietary




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 15 OF 35




Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Company;

              2.13.5  To the best of Company's knowledge, the
Proprietary Assets identified in Part 2.13 of the Disclosure Schedule constitute all of the Proprietary Assets necessary to enable Company to conduct its business in the manner in which its business is currently being conducted;

              2.13.6 To the best of Company's knowledge, Company has not licensed or sublicensed any party to use any of the Proprietary Assets;

              2.13.7 To the best of Company's knowledge, there are no Orders pending against or affecting the Proprietary Assets;

              2.13.8 To the best of Company's knowledge, there is no unexpired valid patent on products or processes that Company uses in manufacturing its products that Company is not entitled to use;

              2.13.9 To the best of Company's knowledge, neither the Selling Shareholder nor any officer, director or employee of Company or, to the Knowledge of Company or any Shareholder, any third party has an interest in any of the Proprietary Assets;

              2.13.10 To the best of Company's knowledge, there is no governmental restriction or limitation, domestic or foreign, on the manner in which any of the Proprietary Assets may be used.

         2.14 Proceedings; Orders.
              --------------------

              2.14.1 To the best of Company's knowledge, except as set forth in Part 2.14 of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any
Proceeding:

                      (a) That involves Company or that otherwise relates to or likely would affect Company's business or any of the assets owned or used by Company (whether or not Company is named as a party thereto); or

                      (b) That challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

              2.14.2 To the best of Company's knowledge, except as set forth in Part 2.14 of the Disclosure Schedule, no event has




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                                 16 OF 35




occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for Commencement of any such Proceeding;

              2.14.3 To the best of Company's knowledge, except as set forth in Part 2.14 of the Disclosure Schedule, no Proceeding has ever been commenced by or against Company, and no Proceeding otherwise involving or relating to Company has been pending or threatened at any time;

              2.14.4 To the best of Company's knowledge, except as disclosed in Part 2.14 of the Disclosure Schedule, each Proceeding listed in Part 2.14 of the Disclosure Schedule is fully covered by existing policies of insurance; and

              2.14.5 To the best of Company's knowledge, except as disclosed in Part 2.14 of the Disclosure Schedule, Company is not a party to any Proceeding as a party plaintiff, nor is Company presently contemplating the initiation of any such Proceeding.

         2.15 Bank Accounts.
              --------------

    To the best of Company's knowledge, Part 2.15 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of Company at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) a description of such account, and the purpose for which such account is used; (d) the current balance in such account; and (e) the names of all individuals authorized to draw on or make withdrawals from such account and a description of the authority of each such individual with respect thereto.

    To the best of Company's knowledge, there are no safe deposit boxes or similar arrangements maintained by or for the benefit of Company.

         2.16 Compliance with Legal Requirements.
              -----------------------------------

              2.16.1  To the best of Company's knowledge:

                      (a) Company is in full compliance, in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets;

                      (b) No event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in any material violation by Company of, or a failure on the part of Company to comply with, any Legal Requirement; and




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 17 OF 35




                      (c) Company has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

         2.17 Environmental Matters.
              ----------------------

              2.17.1 Company is in compliance in all material respects with all applicable Environmental Laws. Company has not received any notice or other communication (in writing or otherwise) that alleges that Company is not in compliance with any Environmental Law, and there are no circumstances that likely would prevent or interfere with Company's compliance with any Environmental Law in the future;

              2.17.2 No investigation made and no environmental assessments obtained by Buyer shall limit or invalidate any representation or warranty made by or disclosures required under this Agreement; and

              2.17.3 Company has not retained or assumed, either contractually, by operation of law or otherwise, the liability of any other person under any Environmental Law.

         2.18 Brokers.
              --------

    No broker or finder has acted for any Shareholder or Company in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's or similar fees or other commissions in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of any Shareholder or Company.

         2.19 Selling Shareholders.
              ---------------------

              2.19.1 To the best of Company's knowledge, there is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of any Shareholder to comply with or perform such Shareholder's covenants or obligations under the Agreement. No event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding;

              2.19.2  To the best of Company's knowledge, no
Consent or Governmental Authorization by any Person is required in




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 18 OF 35




connection with the execution, delivery and performance by any Shareholder of this Agreement or the consummation of the transactions contemplated hereby;

              2.19.3  To the best of Company's knowledge,
assuming consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement or any other agreement herein contemplated to be entered into by each Shareholder, nor the consummation of such transactions nor the fulfillment of the terms thereof, violates or will violate, or results or will result in a Breach of any of the terms and provisions of, or constitutes or will constitute a default under, or conflicts or will conflict with, or results or will result in any augmentation or acceleration of rights, benefits or obligations of any party under any agreement, indenture or other instrument to which such Shareholder is a party or is bound;

              2.19.4  To the best of Company's knowledge,
assuming consummation of the transactions contemplated hereby, each Shareholder is, and at Closing will be, the record and beneficial owner and holder of the Shares, free and clear of any Encumbrances


         2.20 Full Disclosure.
              ----------------

              2.20.1  To the best of Company's knowledge,
none of the representations and warranties of any Shareholder and Company in the Agreement or the Disclosure Schedule Updates contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein not misleading;

              2.20.2 To the best of Company's knowledge, as of the date of this Agreement, Company and each Shareholder have provided the Buyer and the Buyer's Representatives with full and complete access to all of Company's records and other documents and data requested by them.

    3. Conduct of the Business of Company Pending Closing. Between the date hereof and the Closing hereunder, Company and Shareholders shall use their best efforts to cause Company to:

         3.1 Not take or suffer or permit any action which would render untrue any of the representations or warranties of Company herein contained, and not omit to take any action, the omission of which would render untrue any such representation or warranty;

         3.2 Conduct its Business in a good and diligent manner in the ordinary and usual course;




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 19 OF 35




         3.3 Not enter into any contract, agreement, commitment or arrangement with any party, other than contracts for the sale of merchandise or services and contracts for the purchase of materials, services and supplies in the ordinary and usual course of its Business, and not amend, modify or terminate any Company Agreement without the prior written consent of Buyer; and

         3.4 Use its best efforts to preserve its business organization intact, to keep available the services of its employees and to preserve its relationships with customers, suppliers and others with whom it deals;

    4. Conditions Precedent to Buyer's Obligation to Close. The following shall be conditions precedent to the obligation of Buyer to close hereunder, any of which may be waived in whole or in part by Buyer:

         4.1 Each of the representations and warranties of Company and the Shareholders contained in this Agreement is now and, except as to those expressly limited to the date hereof or some other specific date, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct individually and collectively in all material respects, provided that any references to materiality in any representation and warranty shall be disregarded for purposes of this provision;

         4.2 Each of the agreements, covenants and undertakings of Company and the Shareholders contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with both individually and collectively in all material respects at or before Closing;

         4.3 All actions, proceedings, instruments and documents required to enable Company and the Shareholders to perform this Agreement or matters incident thereto (other than matters for which Buyer is responsible under the terms of this Agreement), and all other legal matters not relating to a default by Buyer of its obligations hereunder, shall have been duly taken, satisfied, executed or delivered, as the case may be, to the reasonable satisfaction of Buyer;

         4.4 All documents required to be delivered by the Shareholders at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing;

         4.5 Prior to the execution of this Agreement, Company has released to Buyer $245,000 in cash and will agree to provide a further $365,000 in cash before the Closing, and $190,000 within 20 days after the Closing.

         4.6 Company hereby commits to bring into the Company net proceeds from its Business and other net assets amounting to $50,000,000 over a period of 24 months after the Closing. This $50,000,000 will consist of a minimum of $25,000,000 in cash and




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 20 OF 35




$25,000,000 in the greater of either auditable assetsor assets appraised by a certified appraisal firm.

         4.7, 4.8 [DELETED}

         4.9 Buyer agrees to allow Company, as a wholly owned subsidiary of Buyer, to co-invest equally with Buyer in particular projects that may be of interest to the management of Company. Buyer agrees to consider, on an ongoing basis after the Closing, other potential acquisitions which the management of the Company shall present to the Buyer.

         4.10 Buyer and Company agree that, as an additional inducement to the Shareholders to enter into this Agreement, within 36 months after the Closing, the Buyer has the option to "spin out" the Company as a separate public company with the percentage of ownership of the Company being retained by the current exchanging/selling Shareholders to be equivalent to seventy percent (70%) multiplied by the Value Ratio as defined below (the "Spin Out Interest"). At the end of the 36 months period, if Buyer does not elect to "spin out" Company as a separate public company, Buyer will have the right to purchase from the exchanging Shareholders of Company their Spin Out Interest based on fair market value.

         4.11 Buyer agrees that 70% of all revenues received by Company after completion of the $800,000 cash payment described above in paragraph 4.5 will be managed and utilized by the Company, as a wholly owned subsidiary of Buyer, to develop the Company's current business plan and meet its costs. The other 30% will immediately be made available to buyer as it is received to fund the assets and opportunities of its other wholly owned subsidiaries.

         4.12 Simultaneous with the Closing Buyer may agree to issue up to an additional 2,000,000 shares of restricted Buyer common stock to acquire from third parties, on behalf of the Company, certain leasehold interests to further the Business of the Company. This will be subject to due diligence by the Buyer

         4.13 Company and Shareholders agree to the delivery schedule as described in schedule D in the event that they are unable to fulfill their financial commitments to Buyer.




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 21 OF 35



         4.14 The parties hereto shall prepare and mutually agree, on the terms of a Management Agreement between the parties whereby the selling Shareholders (all or some of them or their afilliates) of Company shall manage and operate Company on behalf of Buyer.

         4.15 After the Closing, and prior to a contemplated application to list Buyer common shares on the American Stock
Exchange, Buyer may elect to reverse-split its common stock under an approximate 2:1 ratio.


    5. Conditions Precedent to Company's Obligation to Close. The following shall be conditions precedent to the obligation of Company to close hereunder, any of which may be waived in whole or in part by
Company:

         5.1 Each of the representations and warranties of Buyer contained in this Agreement is now and, except as to those expressly limited to the date hereof or some other specified date, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct individually and collectively in all material respects, provided that any references to materiality in any representation or warranty shall be disregarded for purposes of this provision;

         5.2 Each of the agreements, covenants and undertakings of Buyer contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with both individually and collectively in all material respects at or before Closing;

         5.3 All documents required to be delivered by Buyer at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.


    6.   Closing.

         a. Closing Date. The closing of the transactions provided for in this Agreement (herein sometimes called the "Closing") shall take place at Buyer's offices at 975 S. Congress Ave., #102, Delray Beach,
FL 33445 on April 30, 2002 or such other place and time as shall be agreed to between the President of Buyer and the President of Company. The date and time of Closing is sometimes herein called the "Closing Date;"

         b. Deliveries by the Shareholders and Company at Closing. At Closing, the Shareholders and Company will deliver or cause to be delivered to Buyer the following:




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 22 OF 35




              i. Certificates for Twenty Five Thousand (25,000) shares of Common Stock of Company, endorsed by the Shareholders in blank, or with stock transfer powers executed by the Shareholders in blank attached;

              ii. Certificates of the President or a Vice-President of Company and the Shareholders, dated as of the Closing Date, confirming
(a) the truth and correctness of all of the representations and warranties of Company and the Shareholders contained in Section 2 herein as of the Closing Date and as of all times between the date hereof and the Closing Date, subject to the provisions of Section 5 hereof, and (b) that all agreements and covenants of Company and the Shareholders specified herein have been complied with, and (c) that no Shareholder has filed an application or taken any action with a view to exercising any rights of repurchase under Nevada Revised Statutes, with respect to the transactions contemplated hereby;

              iii. The Certificate of the Secretary or an Assistant Secretary of Company, dated the Closing Date, that the necessary corporate action by the Board of Directors of Company has been taken to authorize the consummation by Company of the transactions provided for herein;

              iv. The signed resignations of all directors and all officers of Company, dated and effective as of the Closing Date

              v. The stock books and records, corporate minute books (containing the originals of all minutes and resolutions ever adopted or consented to or agreed to by the shareholders, directors or any committee of directors of Company) and the corporate seal of Company;

              vi. A "good standing" certificate for Company and a certified copy of the Articles of Incorporation and all amendments thereto issued by the Department of State of Nevada and dated as of a date within five (5) days prior to the Closing Date;

              vii. The original copy of each document listed on Schedules on Exhibit B;


         c. Deliveries by Buyer at Closing. At the Closing, Buyer will deliver or cause to be delivered to the Shareholders the following:

              i. Within ten (10) days of the Closing, certificates for an aggregate number of ONE MILLION (1,000,000) shares of validly issued, fully paid and non-assessable Buyer Common Stock registered in the names of the Shareholders on the Closing Date. Such consideration is to be apportioned in accordance with their respective interests as set forth on Exhibit A(2); The remaining NINE MILLION shares will be issued and delivered as described in Exhibit D




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 23 OF 35




              ii. The Certificate of the President or a Vice-President of Buyer, dated the Closing Date, confirming the truth and correctness of all of the representations and warranties of Buyer contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date; and

              iii. The Certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, that the necessary corporate action by the Board of Directors of Buyer has been taken to authorize the consummation by Buyer of the transactions provided for herein.

         d. Waiver By Parties of Closing Items. Each of the parties hereto expressly acknowledges the right of any of the parties to waive any conditions or obligations of the other parties to that party, including, without limitation, items to be delivered at Closing and any conditions precedent to the Closing.

    7.   Securities Laws Compliance Procedures.

         a. Knowledge Respecting Buyer. Each Shareholder represents and acknowledges that he or she is a sophisticated investor with knowledge and experience in business and financial matters, knows, or has had the opportunity to acquire, all information concerning the business, affairs, financial condition and prospects of Buyer which he or she deems relevant to make a fully informed decision regarding the consummation of the transactions contemplated hereby and is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Stock. Without limiting the foregoing, each Shareholder understands and acknowledges that neither Buyer nor anyone acting on its behalf has made any representations or warranties other than those contained herein respecting Buyer or the future conduct of Buyer's business or of Company's business, and no Shareholder has relied upon any representations or warranties other than those contained herein in the belief that they were made on behalf of Buyer;

         b. Status of Shares to be Issued. Each Shareholder agrees, acknowledges and confirms that he or she has been advised and understands as follows:

              i. Shareholder is acquiring the shares of Buyer Stock to be issued to him or her for his or her own account and without a view to any distribution or resale thereof, other than a distribution or resale which, in the opinion of counsel for such Shareholder (which opinion shall be satisfactory in form and substance to Buyer), may be made without violating the registration provisions of the Securities
Act of 1933, as amended (the "1933 Act") or any applicable blue sky laws. Shareholder acknowledges that the shares of Buyer Stock are "restricted securities" within the meaning of Rule 144 under the 1933 Act and have not been registered under the 1933 Act or any state securities laws and thereafter must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 24 OF 35




such registration is available. Buyer is under no obligation to register the shares of Buyer Stock under the 1933 Act or any state securities law or to take any action which would make available an exemption from such registration;

              ii. There shall be endorsed on the certificates evidencing the shares of Buyer Stock delivered at Closing a legend substantially similar to the following:

         "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED BY RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY."

              iii. Except under certain limited circumstances, the above restrictions on the transfer of the shares of Buyer Stock will also apply to any and all shares of capital stock or other securities issued or otherwise acquired with respect to such shares, including, without limitation, shares and securities issued or acquired as a result of any stock dividend, stock split or exchange or any distribution of shares or securities pursuant to any corporate reorganization, reclassification or similar event;

              iv. Buyer and its transfer agent may refuse to effect a transfer of any of the shares of Buyer Stock by the Shareholders or any of their successors, personal representatives or assigns otherwise than as contemplated hereby.

    8. Further Assurances. Buyer and the Shareholders agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and tax returns.

    9.   Termination.

         a. This Agreement may be terminated at any time prior to the Closing Date:

              i.      By the written agreement of Buyer and Company;




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 25 OF 35



              ii. By either Company or Buyer by written notice to the other parties if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. PST on April 30, 2002 unless such date shall be extended by the mutual written consent of Company and Buyer, provided that no party may give such notice if its breach of this Agreement has precluded the consummation of this Agreement;

              iii.    By Buyer by written notice to the other parties if
(i) Company fails to deliver the opinion of counsel, as required by paragraph 6.2.6 hereof; or (ii) the representations and warranties of Company and the Shareholders shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, or (iii) any of the conditions set forth in Section 8 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. PST on April 30, 2002, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

         b. In the event of the termination of this Agreement pursuant to Section 9, this Agreement shall become void, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except for any liability resulting from such party's breach of this Agreement.


    10.  Miscellaneous.

         a. Controlling Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Florida without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Florida to the rights and duties of the parties.

         b. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only (i) when personally delivered, or (ii) on the day specified for delivery when deposited with a courier service such as Federal Express for delivery to the intended addressee, or (iii) three (3) days following the day when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below::




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 26 OF 35





If to:   Company
         CAPITAL EQUITIES GROUP, INC.
         3301 W. Gandy  Blvd.
         TAMPA, FL  33611
         Attention: Todd Walker
         Telephone: 813-805-2001
         Facsimile: 813-805-2005

If to Buyer:

         Buyer
         SILK BOTANICALS.COM, INC.
         975 S. Congress Ave., #102
         Delray Beach, FL 33445
         Attention: Joseph R. Bergmann
         Telephone: 561-265-3600
         Facsimile: 561-265-1880

with a copy, given in the manner prescribed above, to:

         LAW OFFICES OF GARY L. BLUM
         3278 Wilshire Boulevard, #603
         Los Angeles, CA 90010
         Telephone: 213-381-7450
         Facsimile: 213-384-1035



    Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address to the other parties in conformity with the provisions of this Section for the giving of notice.

    Notice by mail shall be by courier service guaranteeing delivery within five (5) days of its receipt of a notice if transmitted from outside the continental United States.

    Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address to the other parties in conformity with the provisions of this Section for the giving of notice.

         c. Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

         d. Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective, successors and assigns.





              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 27 OF 35




         e. Assignments Prohibited. Company shall not assign or suffer or permit an assignment, by operation of law or otherwise, of its rights or obligations under or interest in this Agreement without the prior written consent of the other party. For purposes of this Subsection, the term "assignment" shall be deemed to include a merger in which Company is not the surviving entity, a consolidation or division of Company, a sale of all or substantially all of the assets of Company, or a change of control resulting from a sale or repurchase of shares or similar transaction involving Company. A "change of control" shall be deemed to have occurred as a result of a merger or other transaction in which Company is the surviving entity if some or all of the shareholders of Company immediately prior to the transaction do not have sufficient voting power entitling them to elect at least a majority of the directors of the corporation immediately following the transaction. In the event of a breach of this provision, the non-breaching party shall have the option, in addition to any other remedy available at law or in equity, to terminate this Agreement at any time after the breach occurs.

         f. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its respective successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         g. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when two or more counterparts hereto, individually or taken together, bear the signatures of all of the parties reflected hereon as the signatories. Facsimile counterpart signatures to this Agreement shall be acceptable at the Closing if the originally executed counterpart is delivered within a reasonable time thereafter.

         h. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision may be invalid or unenforceable in whole or in
part for any reason.	(Comment: Some courts may decline to narrow or
otherwise rewrite a provision that is determined to be unenforceable as written, notwithstanding the final sentence in the above provision.)

         i. Entire Agreement. This Agreement together with the related agreements referred to herein contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 28 OF 35




         j. Disclaimer of Representations. Except as expressly set forth in Section Section 2 hereof and the Exhibits referred to therein, Company has not made any representations or warranties to Buyer, and Buyer expressly acknowledges that it is not relying on any other information received from Company or its representatives (including, without limitation, any projections, forecasts or forward-looking information).

         k. Amendments and Modifications. This Agreement may not be amended or modified other than by an agreement in writing signed by all of the parties.

         l. Section Headings. The Section and Subsection headings in this Agreement and the recitals at the beginning of this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         m. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words "but [is] [are] not limited to." Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. The language in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The words "herein," "hereof," "hereunder" and words of like import shall refer to this Agreement as a whole including its Schedules and Exhibits, unless the context clearly indicates to the contrary (for example, that a particular Section or Exhibit is the intended reference).

         n. Expenses of the Parties. Each party shall bear the expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, except that the expenses of Company shall be deemed to be expenses of, and shall be borne by, Company.

         o. Statutory References. A reference in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular Agreement provision is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder.

         p. Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 29 OF 35




AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MORE QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, THE PARTIES PREFER, BASED ON THE ADVICE OF THEIR COUNSEL, THAT ANY DISPUTE BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAW.

         q. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may shall be brought against any of the parties only in the courts of the State of Florida, , or, if it has or can acquire the necessary jurisdiction, in a United States District Court for Florida, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and irrevocably waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
The provisions of this Section shall also apply to any actions involving directors, officers, shareholders, controlling persons and affiliates of Buyer brought by or against them in their respective capacities as such.

         r. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Florida or in any Florida state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to the personal jurisdiction of any federal court located in the State of Florida or of any Florida state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Florida.

         s. Recovery of Fees by Prevailing Party. In the event of a lawsuit to enforce or interpret the provisions of this Agreement, the prevailing party shall pay the other party reasonable attorneys' fees and other costs and expenses including expert witness fees in such amount as the court shall determine. In addition, such non-prevailing party shall pay reasonable attorneys' fees incurred by the prevailing party in enforcing, or on appeal from, a judgment in favor of the prevailing party. The preceding sentence is intended by the parties hereto to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 30 OF 35




         t. Duty of Cooperation. Each party shall cooperate in good faith with the other parties generally, and in particular will make available, as the other parties reasonably request, management decisions, liaison personnel, information, approvals and acceptances so that the other parties may properly perform their obligations under this Agreement.

         u. Survival of Agreements, Representations, etc. All warranties, representations, agreements and covenants made by a party herein or in any certificate or other instrument [required to be] delivered by or on behalf of a party in connection with this Agreement, shall be considered to have been relied upon by the other party and shall survive the Closing under this Agreement regardless of any investigation made by any party [or information about any breach known to any party prior to the Closing; shall continue in full force and effect; and shall provide a basis for the remedies provided for herein or otherwise available to the non-breaching party. No representation or warranty contained herein shall be deemed to have been waived, affected or impaired by any investigation made by or knowledge of any party to this Agreement. All statements in any such certificate or other instrument [delivered at or in connection with the Closing shall constitute representations and warranties of the party making such delivery. Each agreement, representation and warranty contained herein is independent of all other agreements, representations and warranties contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any agreement, representation or warranty contained herein shall not be construed as exceptions or qualifications to any agreement, other warranty or representation.

         v. Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         w. Confidentiality; Publicity. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed prior to the Closing except to consultants, advisors and Affiliates, or as required by law. None of the parties hereto shall make any public disclosure of the terms of this Agreement prior to the Closing, except as required by law, such requirement to substantiated by a written opinion of counsel. The parties shall endeavor to make only those press releases or other public disclosures as are required by law; provided, however, that no press release or other public disclosure shall be made without a minimum of hours' prior consultation with the other parties.

         x. Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The parties acknowledge that they were advised by competent counsel that each has chosen to represent such party and each party has had a full opportunity to comment upon and negotiate the terms of this




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 31 OF 35




Agreement. The language used in this Agreement shall be deemed to be [is] the language chosen by the parties hereto to express their mutual intent as a result of arm's length bargaining.

         y. Independent Contractor. For any services provided hereunder, or under any other arrangement arising out of this Agreement, each party is acting as an independent contractor and not as an agent of any other party hereto and nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship of any kind between among the parties hereto. No party shall hold itself out as having authority to create binding obligations for any other party.

         z. Conflicting Agreements. No party hereto shall enter into any other agreement nor shall any party incur any obligations that are inconsistent with the provisions of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                  "COMPANY"
                                  CAPITAL EQUITIES GROUP INC.



                                  By:______________________________

                                      Todd F. Walker its President

                                  "BUYER"
                                  SILK BOTANICALS.COM, INC.


                                  By:_________________________________
                                     Joseph R. Bergmann, its President





                               SHAREHOLDERS
                               ------------

Stark Industries, Inc.

By:_________________________________
   Todd F. Walker, President

Galdar Investments, Inc.


By:__________________________________
   Jean Johnstone, President




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 32 OF 35




                                EXHIBIT A(1)
                                ------------
                 (Shareholders and their current Interests)




SHAREHOLDERS                                    SHARES CURRENTLY OWNED
------------                                    ----------------------
Stark Industries,Inc.                                   17,500

Galdar Investments,Inc                                   7,500

                                EXHIBIT A(2)
             (Shareholders and their post-acquisition Interests)




SHAREHOLDERS                            SHARES  OWNED POST-ACQUISITION
------------                            ------------------------------
Stark Industries ,Inc.                               7,000,000

Galdar Investments,Inc.                              3,000,000




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 33 OF 35




                                 EXHIBIT B
                                 ---------
                            (Disclosure Schedule)

2.1	States in Which Company is Qualified to do Business as a
        Foreign Corporation: None

2.2	[Intentionally Omitted].

2.3	[Intentionally Omitted].

2.4	Financial Statements:

2.5	List of Liabilities:

2.6	Material Changes:

2.7	Real Property/Leases:.

2.8	Encumbered Assets:

2.9	Receivables: 20% equity investment in Ozark Ticket and
        Travel, Inc. ("OT&T");

2.10	Equipment: None

2.11	Outstanding Tax Obligations: N/A

2.12	Material Contracts:  None

2.13	Proprietary Assets: None

2.14	Legal Proceedings: None

2.15    Bank Accounts: Southern Exchange Bank acct. #1038097

2.16	Legal Requirements Not Complied With: None



                                 Exhibit C
                                 ---------
                     (Payment Schedule of $800,000 to Buyer)
    1)   $245,000 has been paid to Buyer prior to entering this Agreement.




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 34 OF 35




    2)      $365,000 shall be paid to Buyer prior to April 30, 2002.
    3)      $190,000 shall be paid to Buyer within 20 days after Closing.



                                 Exhibit D
                                 ---------

      Schedule for the delivery to Company shareholders of Shares of Buyer

1,000,000 shares will be delivered immediately on the Closing of this Agreement in lieu of cash already received by Buyer from Company and delivery to Buyer of 100% of the shares of Capital Equities Group Inc.

4,000,000 shares will be delivered immediately after the Company provides all of the following:
    1.   The balance of the $800,000 as agreed in paragraph 4.5.
    2. Documentation, including audited balance sheet, showing that Capital Equities Group, Inc. is the 100% owner of the Dogwood Inn through its 100% owned subsidiary, Resort Hotel Inc.
    3.   A copy of the Leisure Lease product being marketed by Resort
         Hotel Inc.
    4. A copy of the executed Cendant license agreement guaranteeing 70% occupancy in the Dogwood Inn
    5. A copy of the executed agreement between O T&T. Capital Equities Group Inc. whereby Capital Equities Group Inc. has a minimum 20% equity interest in O T&T.

5,000,000 shares will be delivered pro-rata over the next 24 months as the $50M of cash and auditable assets is made available to the Buyer as described in paragraph 4.6 of the Agreement. These shares will be delivered at the rate of one share for every $10 of asset value received by the Buyer to fund the assets and opportunities of its wholly owned subsidiaries.




              SILK/CAPITAL EQUITIES STOCK PURCHASE AGREEMENT
                                 35 OF 35